Exhibit 3.0
Certificate of Amendment to Articles of Incorporation

Filed on April 19, 2006
Filed # C-3888-1997
Dean Heller
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708 Website: secretaryofstate.biz

              Certificate of Amendment to Articles of Incorporation
              -----------------------------------------------------
                         For Nevada Profit Corporations
                         ------------------------------
           (Pursuant to NRS 78.385 and 78.390-After Issuance of Stock)

1. Name of corporation: The name of this corporation is TIDELANDS OIL & GAS CORPORATION.

2. The articles of incorporation have been amended as follows (provide article numbers, if available:

    ARTICLE THREE: CAPITAL STOCK

    The aggregate number of shares which this corporation will have authority to issue is Two Hundred Fifty Million (250,000,000) shares of stock, all of one class, each with a par value of $0.001 per share, which will be known as common stock. All of the voting power of the capital stock of this corporation will reside in the common stock. No capital stock of this corporation will be subject to assessment and no holder of any share or shares will have preemptive rights to subscribe to any or all issues of securities of this corporation.

    The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

         The stockholders will not possess cumulative voting rights at any shareholder meetings called for the purpose of electing a Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by class or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is Seventy-seven and one half (77.5%) percent.

4.  Effective date of filing (optional) ___________________________

5.  Officer Signature (required): /s/ Michael Ward, President/CEO

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.